Exhibit 10.7B

FIRST AMENDMENT TO THE LICENSE AND COLLABORATION AGREEMENT

This FIRST AMENDMENT TO THE LICENCE AND COLLABORATION AGREEMENT (this “Amendment No. 1”) is made effective as of the 25th day of July, 2003 (the “Effective Date”) by and between Tercica Medica, Inc., a Delaware corporation having an office located at 651 Gateway Boulevard, Suite 950, South San Francisco, California 94080 (“TM”) and Genentech, Inc., a Delaware corporation having an office at 1 DNA Way, South San Francisco, California 94080 (“GNE”). TM and GNE are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, GNE and TM have entered into that certain License and Collaboration Agreement by and between the Parties dated April 15, 2002 (the “Agreement”) whereby GNE transferred certain materials and information to TM relating to IGF-I and granted to TM certain rights to develop and commercialize IGF-I in the United States; and

WHEREAS, the Parties wish to enter into an amendment to the Agreement in order to amend certain terms defined, and rights granted, therein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	All capitalized terms not defined in this Amendment No. 1 shall have the meanings given to them in the Agreement.

2.	Section 1.26 is amended in its entirety to read as follows:

“Field” means all uses in humans and in vitro uses, including the therapeutic treatment, prevention or diagnosis of the Initial Indication and any Subsequent Indications, but shall specifically exclude the Excluded Indications.

3.	The third sentence of Section 1.35 is amended in its entirety to read as follows:

At least annually during the term of this Agreement, GNE shall provide an updated Exhibit B that lists such additional Patents and Patent applications, and the Parties shall discuss which such additional Patents and Patent Applications shall be listed, as applicable, under Section B.1 or B.2 of Exhibit B.

4.	Section 10.5(b) is amended as follows:

A.	Sections 10.5(b)(i), (ii) and (iii) are renumbered as Sections 10.5(b)(ii), (iii) and (iv) respectively.

B.	A new Section 10.5(b)(i) is added as follows:

(i) In the event of any infringement in the Territory of a Patent within the GNE Patents listed in Section B.2 of Exhibit B, GNE shall have the right, but not the obligation, to attempt to remove such infringement by commercially appropriate steps, including filing an infringement suit or taking other similar action. If required by law in order for GNE to take such actions or prosecute such suit, TM shall join with GNE as a party, and GNE shall reimburse TM for reasonable costs incurred by TM with respect to such joinder.

C.	Renumbered Section 10.5(b)(ii) is amended in its entirety to read as follows:

In the event of any infringement in the Territory of a Patent within the GNE Patents listed in Section B.1 of Exhibit B, GNE shall have the first right, but not the obligation, to attempt to remove such infringement by commercially appropriate steps, including filing an infringement suit or taking other similar action. If required by law in order for GNE to prosecute such suit, TM shall join such suit as a party, and GNE shall reimburse TM for reasonable costs incurred by TM with respect to such joinder.

D.	Renumbered Section 10.5(b)(iv) is amended in its entirety to read as follows:

If either Party fails within [*] months following notice of infringement to take commercially appropriate steps with respect to such infringement of a Joint Patent or a Patent within the GNE Patents listed in Section B.1 of Exhibit B that is likely to have a material adverse effect on the sale of Licensed Products in the Territory or otherwise indicates to the other Party in writing that the Party does not intend to take such steps, the other Party shall have the right to take commercially appropriate steps with respect to such infringement, including the filing of an infringement suit (and if required by law in order for a Party to prosecute such suit, the other Party shall join such suit as a party, and the prosecuting Party shall reimburse the joining Party for reasonable costs incurred by the joining Party with respect to such joinder); provided however, that if such Party has commenced negotiations with an alleged infringer for discontinuance of such infringement within such [*]-month period, such Party shall have an additional [*] months to conclude its negotiations before the other Party may bring suit for such infringement. The Party not enforcing the applicable GNE Patent, TM Patent or Joint Patent shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available at reasonable business hours, subject to the enforcing Party’s reimbursement

*	This provision is the subject of a Confidential Treatment Request.

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of any reasonable expenses incurred by the non-enforcing Party. Any damages or other monetary awards recovered pursuant to this Section 10.5(b) shall be allocated first to the costs and expenses of the enforcing Party, then to the costs and expenses, if any, of the other Party. Any amounts remaining shall be allocated [*] to the enforcing Party and then prorated according to the infringement for which the damages are intended to compensate, as follows: any damages awarded to compensate the Parties for sales of Licensed Products for Indications that are not Joint Indications shall be allocated to TM (and such amounts shall be considered Net Sales for the purposes of Royalty calculations hereunder); any damages awarded to compensate the Parties for sales of Licensed Products for Joint Indications shall be allocated [*] to GNE and [*] to TM; and any damages not so specifically related to the sale of Licensed Products shall be allocated to GNE.

5.	The fourth sentence of Section 13.5(a) is amended in its entirety to read as follows:

In addition, in exchange for a royalty on sales of products that contain IGF-I by GNE or its Affiliates or sublicensees, such royalty to be negotiated in good faith between the Parties taking into account the value contributed by TM to such product (but which shall be within the range of [*]) (the “TM Royalty”) plus any Third Party Payments (as defined below), TM shall, in each case to the extent directly related to the subject matter of the GNE Patents and/or GNE Know-How in the Field, A) provide GNE with copies of any existing TM Know-how, preclinical and clinical data, assays and associated materials, and protocols and procedures, B) grant, and hereby is deemed to grant, a non-exclusive license to GNE to use, sell, manufacture, offer for sale, import and export products containing IGF-I under any TM Patents or TM Know-how, C) allow GNE to cross-reference any INDs, BLAs, clinical data or other submissions filed with the FDA and provide GNE with copies of any FDA Documentation, and D) grant GNE exclusive rights to use any Trademarks filed in connection with any Licensed Products, to the extent such Trademarks are specific to one or more such Licensed Products and not generally associated with any other product of TM (or its Affiliates or their sublicensees) or containing an element of the TM tradename, in each case solely for purposes of using, selling, offering for sale, importing or exporting such products containing IGF-I in the Territory. To the extent TM is obligated to pay any amounts to a Third Party under any TM Patents which are licensed to TM by, or co-owned by, such Third Party based on GNE’s exercise of any of the foregoing rights, GNE shall be solely responsible for such royalties (collectively, “Third Party Payments”). For all sales of product for which a Third Party Payment is due, the TM Royalty shall be reduced by [*] of the Third Party Payment due with respect to such sales; provided however, that in no event shall

*	This provision is the subject of a Confidential Treatment Request.

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the TM Royalty applicable to such sales be reduced to less than [*] of the amount that otherwise would have been due to TM on such sales.

6.	Exhibit B is amended in its entirety to read as set forth in the Exhibit B attached hereto.

7.	A new Section F.1(e) is added to Exhibit F to read as follows:

Retained Licenses. Notwithstanding the license grants set forth in this Section F.1 or elsewhere in this Agreement, GNE retains a non-assignable (except as provided in Section 16.3) right under the GNE Patents and GNE Know-how solely for purposes of performing in vitro research and Development activities with respect to IGF-I in the Field. For clarity, nothing in this Section F.1(e) is intended to create a right for GNE to sell, offer for sale, market or promote any product containing IGF-I in the Field.

8.	Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect and, as modified or amended, is hereby ratified, confirmed and approved. No provision of this Amendment No. 1 may be modified or amended except expressly in a writing signed by both Parties nor shall any terms be waived except expressly in a writing signed by the Party charged therewith. This Amendment No.1 shall be governed in accordance with Section 16.11 of the Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Amendment No. 1 in duplicate originals by their proper officers as of the date and year first above written.

TERCICA MEDICA, INC.		GENENTECH, INC.

By:	/s/ Tim Lynch	By:	/s/ Joseph McCracken
	Name: Tim Lynch		Name: Joseph McCracken
	Title: Chief Financial Officer		Title: V.P., Business Development

By:	/s/ Ross G. Clark
Name: Ross G. Clark
Title: Chairman, Board of Directors

*	This provision is the subject of a Confidential Treatment Request.

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EXHIBIT B

GNE Patents

[*]

*	This provision is the subject of a Confidential Treatment Request.

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